UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

     CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                         Commission File Number 0-24388


                          Manhattan Bagel Company, Inc.
             (Exact name of registrant as specified in its charter)


           246 Industrial Way West, Eatontown, NJ 07724 (932-544-0155)
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                           Common Stock, no par value
            (Title of each class of securities covered by this Form)


-------------------------------------------------------------------------------

     (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


   Rule 12g-4(a)(1)(i)                                  Rule 12h-3(b)(1)(i)
   Rule 12g-4(a)(1)(ii)                                 Rule 12h-3(b)(1)(ii)
   Rule 12g-4(a)(2)(i)                                  Rule 12h-3(b)(2)(i)
   Rule 12g-4(a)(2)(ii)                                 Rule 12h-3(b)(2)(ii)
X  Rule 15d-6


     Approximate number of holders of record as of the certification or notice date: 1

     Pursuant to the requirements of the Securities Exchange Act of 1934, NEW WORLD COFFEE & BAGELS, INC., on behalf of MANHATTAN BAGEL COMPANY, INC., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                        NEW WORLD COFFEE & BAGELS, INC.


                                    BY: /s/R. Ramin Kamfar
                                        ---------------------------------------
                                        R.Ramin Kamfar, Chief Executive Officer


                                    BY: /s/Sanford Nacht
                                        ---------------------------------------
                                        Sanford Nacht, President and Chief
                                             Operating Officer

                                    BY: /s/Jerold E. Novack
                                        ---------------------------------------
                                        Jerold E. Novack, Chief Financial
                                             Officer


                                    BY: /s/Keith Barket
                                        ---------------------------------------
                                        Keith Barket, Director


                                    BY: /s/Karen Hogan
                                        ---------------------------------------
                                        Karen Hogan, Director


                                    BY: /s/Leonard Tannenbaum
                                        ---------------------------------------
                                        Leonard Tannenbaum, Director

                                    BY: /s/Edward McCabe
                                        ---------------------------------------
                                        Edward McCabe, Director

     Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.